Exhibit 8
LDK SOLAR CO., LTD.
List of Subsidiaries

Name	Place of incorporation
Anhui LDK New Energy Co., Ltd.	China
IAS Electronics (Shenzhen) Co., Ltd.	China
International Assembly Solutions Limited	Hong Kong
Jiangxi LDK PV Silicon Technology Co., Ltd.	China
Jiangxi LDK Solar Hi-Tech Co., Ltd.	China
Jiangxi LDK Solar Polysilicon Co., Ltd.	China
LDK Silicon & Chemical Technology Co., Ltd.	Cayman Islands
LDK Silicon Holding Co., Limited	Hong Kong
LDK Solar Europe Holding S.A.	Luxemburg
LDK Solar Hi-Tech (Hefei) Co., Ltd.	China
LDK Solar Hi-Tech (Hong Kong) Co., Limited	Hong Kong
LDK Solar Hi-Tech (Nanchang) Co., Ltd.	China
LDK Solar Hi-Tech (Suzhou) Co., Ltd.	China
LDK Solar Hi-Tech (Xinyu) Co., Ltd.	China
LDK Solar International Company Limited	Hong Kong
LDK Solar Power Technology (Xinyu) Engineering Co., Ltd.	China
LDK Solar Tech USA, Inc.	California, U.S.A.
LDK Solar USA, Inc.	California, U.S.A.
LQ energy GmbH	Germany
Solar Power, Inc.	California, U.S.A.
Solar Tax Partners 2, LLC	California, U.S.A.
North Palm Springs Investments, LLC	California, U.S.A.
LDK Trading Service Germany	Germany
LDK Service Italia S.r.l.	Italy
Solar Green Technology S.p.A.	Italy
LD Green S.r.l	Italy
LD Vert S.r.l.	Italy
LES S.r.l	Italy
Mi.Ca. Solare S.r.l.	Italy
LDK Solar Power Technology (Hefei) Co., Ltd.	China
LDK Optronics Technology Co., Ltd.	China
Nanchang LDK Solar Power Engineering Co., Ltd.	China
In the ordinary course of our solar project development, we have established, and may continue to establish, from time to time, joint ventures, partnerships or companies for the purpose of developing and selling these projects. We intend to sell these projects by disposing of our interests in these joint ventures, partnerships or companies to third parties.